Exhibit 4.12

GeoVera Insurance Group Holdings, Ltd. Walkers SPV Limited Walker House George Town, Grand Cayman Cayman Islands	GeoVera Insurance Holdings, Ltd. Canon’s Court 22 Victoria Street Hamilton HM12 Bermuda

                        , 2007

Friedman Fleischer & Lowe Capital Partners II (Cayman), L.P.

c/o M&C Corporate Services Limited

Ugland House, South Church Street

George Town, Grand Cayman

Cayman Islands

Dear Sir or Madam:

Reference is made to (i) that certain Members’ Agreement by and among GeoVera Insurance Group Holdings, Ltd. (the “Company”), Friedman Fleischer & Lowe Capital Partners II (Cayman), L.P. (the “VCOC Investor”) and the other signatories thereto, dated November 1, 2005 (the “Members’ Agreement”) pursuant to which the VCOC Investor and certain affiliated purchasers (collectively, the “Purchasers”) purchased from the Company ordinary shares, par value $0.001 per share, of the Company (the “Shares”) and (ii) that certain Shareholders’ Agreement by and among GeoVera Insurance Holdings, Ltd. (the “Subsidiary”), the VCOC Investor and the other signatories thereto, dated as of the date hereof (the “Shareholders’ Agreement”).

Each of the Company and the Subsidiary hereby agree that until such date as the Purchasers, directly or together with one or more of their respective affiliated funds, beneficially own less than five percent (5%) of the outstanding Shares (or other securities of the Company or the Subsidiary into which such Shares may be converted or for which such Shares may be exchanged) and has entered into its “distribution period” (as defined in the Plan Asset Regulation (as defined below)), without limitation or prejudice of any of the rights provided to the VCOC Investor under the Members’ Agreement or the Shareholders’ Agreement, the Company and the Subsidiary shall:

•	Provide the VCOC Investor or its designated representative with:

(i) the right to visit and inspect any of the offices and properties of the Company, the Subsidiary and each of their subsidiaries and inspect and copy the books and records of the Company, the Subsidiary and each of their subsidiaries, at such times as the VCOC Investor shall reasonably request;

(ii) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company or the Subsidiary, as the case may be, consolidated balance sheets as of the end of such period, and consolidated statements of income and cash flows for the period then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments;

(iii) as soon as available and in any event within 120 days after the end of each fiscal year of the Company or the Subsidiary, as the case may be, a consolidated balance sheet as of the end of such year, and consolidated statements of income and cash flows for the year then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, together, in the case of the Subsidiary, with an auditor’s report thereon of a firm of established national reputation;

(iv) to the extent the Company, the Subsidiary or any of their subsidiaries is required by law or pursuant to the terms of any outstanding indebtedness of the Company, the Subsidiary or such subsidiary to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (or comparable disclosure required in connection with a company listed on the Nasdaq Global Market), actually prepared by the Company, the Subsidiary or such subsidiary as soon as available; and

(v) copies of all materials provided to the Company’s board of directors (the “Company Board”) at the same time as provided to the directors of the Company Board, copies of all materials provided to the Subsidiary’s board of directors (the “Subsidiary Board”) at the same time as provided to the directors of the Subsidiary Board, and if requested, copies of all materials provided to the board of directors of each of their subsidiaries.

•

Make appropriate officers and directors of the Company, the Subsidiary and each of their subsidiaries available periodically and at such times as reasonably requested by the VCOC Investor for consultation with the VCOC Investor or its designated representative with respect to matters relating to the business and affairs of the Company, the Subsidiary and their subsidiaries, including, without limitation, significant changes in management personnel and compensation of employees, introduction of new products or new lines of business, important acquisitions or dispositions of plants and equipment, significant research and development programs, the purchasing or selling of important trademarks, licenses or concessions or the proposed commencement or compromise of significant litigation;

•

Give the VCOC Investor the right to designate one non-voting board observer who will be entitled to attend all meetings of the Company Board, participate in all deliberations of the Company Board and receive copies of all materials provided to the Company Board, provided that such observer shall have no voting rights with respect to actions taken or elected not to be taken by the Company Board;

•

Give the VCOC Investor the right to designate one non-voting board observer who will be entitled to attend all meetings of the Subsidiary Board, participate in all deliberations of the Subsidiary Board and receive copies of all materials provided to the Subsidiary Board, provided that such observer shall have no voting rights with respect to actions taken or elected not to be taken by the Subsidiary Board;

•

To the extent consistent with applicable law (and with respect to events which require public disclosure, only following public disclosure thereof through applicable securities law filings or otherwise), inform the VCOC Investor or its designated representative in advance with respect to any significant corporate actions, including, without limitation, extraordinary dividends, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity securities and material amendments to the organizational documents of the Company, the Subsidiary and any of their subsidiaries, and provide the VCOC Investor or its designated representative with the right to consult with the Company, the Subsidiary and any of their subsidiaries with respect to such actions; and

•

Provide the VCOC Investor or its designated representative with such other rights of consultation which the VCOC Investor’s counsel may determine to be reasonably necessary under applicable legal authorities or guidance promulgated or issued after the date hereof to qualify its investment in the Company and the Subsidiary, as the case may be, as a “venture capital investment” for purposes of the United States Department of Labor Regulation published at 29 C.F.R. Section 2510.3-101(d)(3)(i) (the “Plan Asset Regulation”).

The Company and the Subsidiary each agree to consider, in good faith, the recommendations of the VCOC Investor or its designated representative in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company and the Subsidiary, as applicable.

The VCOC Investor agrees, and will require each designated representative of the VCOC Investor to agree, to hold in confidence and not use or disclose to any third party (other than its legal counsel and accountants) any confidential information provided to or learned by such party in connection with the VCOC Investor’s rights under this letter agreement except as may otherwise be required by law or legal, judicial or regulatory process, provided that the VCOC Investor takes reasonable steps to minimize the extent of any such required disclosure.

In the event the VCOC Investor or any of the other Purchasers transfers all or any portion of their investment in the Company or the Subsidiary to an affiliated entity (or to a direct or indirect conduit subsidiary of any such affiliated entity) that is intended to qualify as a venture capital operating company under the Plan Asset Regulation, such affiliated entity shall be afforded the same rights with respect to the Company and to the Subsidiary afforded to the VCOC Investor hereunder and shall be treated, for such purposes, as a third party beneficiary hereunder.

This letter agreement and the rights and the duties of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of New York and may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

[Signature Page to Follow]

GEOVERA INSURANCE GROUP HOLDINGS, LTD.

By:
Name:
Title:

GEOVERA INSURANCE HOLDINGS, LTD.

BY:
Name:
Title:

Agreed and acknowledged as of the date first above written:

FRIEDMAN FLEISCHER & LOWE CAPITAL PARTNERS II (CAYMAN), L.P.

By:	Friedman Fleischer & Lowe GP II (Cayman), L.P.
as its General Partner

By:	FFL GP II (Cayman), Inc.,
as its General Partner

By:
Name:
Title:

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